PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a - 11(c) or 240.14a-12

Uranium Resources, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules l4a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by the Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration No.:

(3)	Filing Party:

(4)	Date Filed: December 12, 2003

URANIUM RESOURCES, INC.

650 SOUTH EDMONDS, SUITE 108

DALLAS, TEXAS 75067

NOTICE OF SOLICITATION OF STOCKHOLDERS’ CONSENTS

To the Stockholders of URANIUM RESOURCES, INC.:

NOTICE IS HEREBY GIVEN that Uranium Resources, Inc., a Delaware corporation (the “Company”), is soliciting the consent of its stockholders to the following action:

1. To approve an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock, par value $0.001 per share, from the current 100,000,000 shares to 200,000,000 shares.

Only stockholders of record at the close of business on December 8, 2003, are entitled to notice of and to receive the form of consent.

PURSUANT TO A RESOLUTION ADOPTED BY THE BOARD OF DIRECTORS, YOU MAY DELIVER THE ENCLOSED STOCKHOLDERS’ CONSENT TO THE COMPANY BY SENDING A FACSIMILE OF YOUR SIGNED AND DATED CONSENT TO THE ATTENTION OF THE SECRETARY OF THE COMPANY AT (972) 219-3311. ONLY COMPLETE REPRODUCTIONS OF THE ORIGINAL CONSENT MAY BE ACCEPTED AS A VALIDLY DELIVERED CONSENT.

IN THE ALTERNATIVE, YOU MAY DATE AND SIGN THE ENCLOSED STOCKHOLDERS’ CONSENT AND RETURN IT PROMPTLY EITHER BY HAND OR BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT.

By Order of the Board of Directors

/s/ Thomas H. Ehrlich

Thomas H. Ehrlich, Secretary

Dallas, Texas

December 12, 2003

URANIUM RESOURCES, INC.

650 SOUTH EDMONDS, SUITE 108

DALLAS, TEXAS 75067

PROXY STATEMENT

FOR

SOLICITATION OF STOCKHOLDERS’ CONSENTS

This Proxy Statement is furnished to stockholders of Uranium Resources, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of the consent of stockholders to the corporate action set forth in the accompanying Notice. The approximate date on which this Proxy Statement and the enclosed Consent will first be sent to stockholders is December 15, 2003. The Company is bearing the costs of producing and distributing this Proxy Statement.

ACTION TO BE TAKEN BY CONSENT

Stockholders are requested to consent to an amendment to the Company’s Restated Certificate of Incorporation to increase the authorized shares of Common Stock, par value $0.001 per share (the “Common Stock”), from 100,000,000 to 200,000,000.

A consent may be revoked at any time by a stockholder by giving written notice to the Secretary of the Company, which notice must be received prior to the time at which the Company has received the requisite number of consents necessary to approve the proposed corporate action for which the stockholder intends to revoke its consent.

Stockholders are encouraged to return consents as soon as possible. There is no deadline by which a consent must be returned to the Company, however, a consent shall not be effective to take the action set forth in the Notice unless, within sixty days of the earliest dated consent, the Company has received consents signed by a sufficient number of stockholders to take the specified action.

Pursuant to a resolution adopted by the Board of Directors, you may deliver the enclosed consent to the Company by sending a facsimile of your signed and dated consent to the attention of the Secretary of the Company at (972) 219-3311. Only complete reproductions of the original consent may be accepted as a validly delivered consent.

In the alternative, you may date and sign the enclosed stockholders’ consent and return it promptly either by hand or by certified or registered mail, return receipt requested, in the enclosed envelope.

VOTING SECURITIES

The record date set by the Board of Directors to determine those stockholders entitled to consent to the corporate action is December 8, 2003. Only stockholders of record at the close of business on that date will be entitled to consent to the corporate action. At the close of business on that date, there were issued and outstanding 81,824,193 shares of the Company’s Common Stock entitled to one vote per share.

Under Delaware law, a quorum is present at a meeting of stockholders when 33 1/3% of the outstanding shares are present. Under Delaware law and the Company’s Bylaws, the consent of a majority of shares outstanding is required to amend the Restated Certificate of Incorporation to increase the authorized shares of Common Stock from 100,000,000 to 200,000,000.

Abstention from consenting will have the practical effect of voting against the proposal since it is one less consent for approval.

Beneficial Ownership of the Company’s Common Stock

The following table sets forth, as of November 30, 2003, certain information regarding persons known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s Common Stock. Shown separately in the second table below is certain information regarding the beneficial ownership of the Company’s Common Stock by (i) each director of the Company, (ii) each of the executive officers, and (iii) all directors and executive officers as a group.

Principal Stockholders

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class[2]
Zesiger Capital Group, LLC 320 Park Avenue New York, NY 10022	28,506,124[3]	34.8%

Rudolf J. Mueller c/o The Winchester Group 153 East 53rd Street, Suite 5101 New York, NY 10022	9,915,762[4]	10.9%

William D. Witter 153 East 53rd Street New York, NY 10022	8,740,000	10.7%

Arnold Spellun 529 Fifth Avenue, 8th Floor New York, NY 10017	4,832,500[5]	5.5%

[1]	Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated. Beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power.

[2]	The shares owned by each person, and the shares included in the total number of shares outstanding, have been adjusted, and the percentages owned have been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. Shares subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

[3]	Includes 28,506,124 shares which Zesiger Capital Group, LLC (“ZCG”) holds dispositive power and 10,154,466 shares which they hold voting power for shares that are owned by their investment advisory clients. ZCG disclaims beneficial ownership of all of these shares.

[4]	Includes (i) 78,300 shares owned by members of Mr. Mueller’s family in which Mr. Mueller shares voting and dispositive power, and (ii) 1,125,000 shares obtainable at $0.12 per share pursuant to warrants that are exercisable through August 21, 2005. Includes 230,000 shares that may be obtained by Mr. Mueller through deferred compensation plans of Uranium Resources, Inc. that are currently exercisable or will become exercisable within 60 days.

[5]	Includes 937,500 shares obtainable at $0.12 per share pursuant to warrants that are exercisable through August 21, 2005.

Directors and Executive Officers

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class[2]
Paul K. Willmott	3,102,619[3]	3.5%
Leland O. Erdahl	504,253[4]	0.6%
George R. Ireland	505,723[5]	0.6%
Richard A. Van Horn	980,333[6]	1.1%
Mark S. Pelizza	704,981[7]	0.8%
Thomas H. Ehrlich	828,606[8]	0.9%

[1]	Each person has sole voting and investment power with respect to the shares listed, unless otherwise indicated. Beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power.

[2]	The shares owned by each person, and the shares included in the total number of shares outstanding, have been adjusted, and the percentages owned have been computed, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. Shares subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

[3]	Includes 3,059,356 shares that may be obtained by Mr. Willmott through the exercise of stock options and deferred compensation plans that are currently exercisable or will become exercisable within 60 days. Does not include 187,500 shares that may be obtained by Mr. Willmott through the exercise of stock options exercisable more than 60 days from the date hereof.

[4]	Includes 471,000 shares that may be obtained by Mr. Erdahl through the exercise of stock options and deferred compensation plans that are currently exercisable or will become exercisable within 60 days.

[5]	Includes 435,000 shares that may be obtained by Mr. Ireland through the exercise of stock options and deferred compensation plans that are currently exercisable or will become exercisable within 60 days.

[6]	Includes 927,000 shares that may be obtained by Mr. Van Horn through the exercise of stock options and deferred compensation plans that are currently exercisable or will become exercisable within 60 days. Does not include 125,000 shares that may be obtained by Mr. Van Horn through the exercise of stock options exercisable more than 60 days from the date hereof.

[7]	Includes 433,460 shares that may be obtained by Mr. Pelizza through the exercise of stock options that are currently exercisable or will become exercisable within 60 days. Does not include 125,000 shares that may be obtained by Mr. Pelizza through the exercise of stock options exercisable more than 60 days from the date hereof.

[8]	Includes 796,206 shares that may be obtained by Mr. Ehrlich through the exercise of stock options and deferred compensation plans that are currently exercisable or will become exercisable within 60 days. Does not include 125,000 shares that may be obtained by Mr. Ehrlich through the exercise of stock options exercisable more than 60 days from the date hereof.

APPROVAL OF AMENDMENT

TO RESTATED CERTIFICATE OF INCORPORATION

TO INCREASE AUTHORIZED COMMON STOCK

The Board of Directors recommends that Article 4 of the Company’s Restated Certificate of Incorporation be amended in order to increase the number of authorized shares of Common Stock that the Company is authorized to issue from 100,000,000 shares to 200,000,000 shares.

On September 24, 2003, the Board of Directors adopted an amendment to Article 4 of the Restated Certificate of Incorporation, subject to stockholder approval, to increase the number of authorized shares of Common Stock from 100,000,000 shares to 200,000,000 shares. Pursuant to this Proxy Statement, the stockholders of the Company are being asked to consent to the proposed amendment to Article 4. The consent of a majority of the shares of Common Stock outstanding on the record date is required to adopt the proposed amendment to Article 4.

The form of Article 4 of the Restated Certificate of Incorporation, as it is proposed to be amended, is attached to this Proxy Statement as Annex A.

If this Proposal is approved by the stockholders, the proposed amendment to the Restated Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which is expected to occur promptly after receipt of the consents of a majority of the outstanding shares of Common Stock.

Reasons for Increasing Authorized Common Stock

We believe that we may need additional authorized shares to permit the financing of our planned start up of operations.

As we have reported previously, because of depressed uranium prices we shut in our producing uranium properties in mid 1999. By the end of the first quarter of 2000 we had monetized all of our remaining uranium sales contracts and certain other assets. Although we received some funding through access to cash collateral we had posted to secure obligations under restoration bonds (approximately $3.2 million) and through relinquishing certain leases and receiving a refund of moneys we had deposited in escrow for the leases ($238,000), we have had to rely primarily on equity infusions to keep in operation. Since the first quarter of 2000 and through August 2003 we have raised a total of $5,845,000 and have issued 66,394,415 shares of Common Stock and warrants to purchase an additional 5,625,000 shares of Common Stock.

Since December 31, 2002 the spot price of uranium has increased from $10.20 per pound to $13.75. In August 2003 we signed a sales contract to deliver approximately 300,000 pounds of uranium annually for the years 2005-2008 and in November 2003, we agreed to terms on a second uranium supply contract to deliver approximately 300,000 pounds annually for the years 2005-2008. We expect this contract to be finalized and executed in the fourth quarter of 2003. As a result of these developments, the Company is making plans to commence operation in mid-2004 with a view to commencing deliveries of uranium in the first quarter of 2005.

Effective September 8, 2003 we have brought back certain key employees on either a full time or part time basis in order to pursue additional funding to bring the Vasquez property into production. Our monthly cash expenses for the next twelve months, or until we become operational, at which time additional personnel will be necessary, are expected to average approximately $160,000, which includes scheduled annual lease payments for our properties in Texas and New Mexico and licensing fees payable to the state of Texas.

We currently have sufficient cash to remain in business until the end of December 2003. By the end of December we will need to raise an additional $750,000 to fund our expenses through April 2004. If we do not raise this additional capital we will be forced to cease business and will consider, among other actions, filing in bankruptcy. We will need an additional approximately $4.75 million beginning in May 2004 to finance the commencement of production at our Vasquez site. This includes the capital costs to complete injection and production wells, the costs of the processing plant and bonding requirements. We are actively seeking the necessary funds.

As of October 31, 2003 the Company’s authorized capital stock consisted of 100,000,000 shares of Common Stock, of which 81,824,193 shares were issued and outstanding. As of that date 3,365,020 shares of Common Stock were subject to issuance upon the exercise of outstanding options previously issued by the Company, 180,000 shares of Common Stock were subject to issuance pursuant to a convertible note, 5,625,000 shares were issuable upon the exercise of outstanding warrants and 3,377,413 shares of Common Stock were subject to issuance pursuant to the Company’s various Deferred Compensation Plans in effect for the years 1999 through 2003. The holders of Common Stock have no preemptive rights to subscribe for any securities of the Company.

This leaves 5,358,374 shares available for future financing, which may not be enough shares to finance our planned commencement of operations, assuming that commencement will be financed though additional equity infusions. With the addition of 100,000,000 additional authorized shares, we believe that we will have sufficient shares to accommodate financings for the foreseeable future. It is not certain that future financings will be all equity. We have no commitments for any future financings, and no transactions are being considered at this time.

Other Considerations

If the proposal to increase the authorized shares of Common Stock is approved, the additional authorized shares will be part of the existing class of Common Stock and will increase the number of shares of Common Stock available for issuance by the Company but will have no effect upon the terms of the Common Stock or the rights of the holders of such shares. If and when issued, the proposed additional authorized shares of Common Stock will have the same rights and privileges as the shares of Common Stock currently outstanding. Holders of Common Stock will not have preemptive rights to purchase additional shares of Common Stock.

The future issuance of additional shares of Common Stock on other than a pro rata basis would dilute the ownership and voting power of current stockholders. Such additional shares also could be used to block an unsolicited acquisition through the issuance of large blocks of stock to persons or entities considered by the Company’s officers and directors to be opposed to such acquisition, which might impede the completion of a merger, tender offer or other takeover attempt. The mere existence of such a block of authorized but unissued shares and the Board’s ability to issue such shares without stockholder approval might deter a bidder from seeking to acquire shares of the Company on an unfriendly basis. While the authorization of additional shares of Common Stock might have such effects, the Board of Directors of the Company does not intend or view the proposed increase in authorized Common Stock as an anti-takeover measure, and no transaction of that type is being considered.

REQUIRED VOTE OF STOCKHOLDERS

The increase in the authorized shares of the Company’s Common Stock requires amending the Company’s Restated Certificate of Incorporation. The Company is a Delaware corporation and under the laws of the State of Delaware the Company is required to obtain the approval of its stockholders to any amendment to the Company’s Restated Certificate of Incorporation. Approval of the amendment to the Company’s Restated Certificate of Incorporation requires the consent of the holders of a majority of the Company’s outstanding Common Stock.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS CONSENT TO THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK.

STOCKHOLDER PROPOSALS

Any proposals that stockholders of the Company desire to have presented at the 2004 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than December 31, 2003.

Dallas, Texas

December 12, 2003

ANNEX A

Proposed Amendment to the Uranium Resources, Inc.

Restated Certificate of Incorporation

Article 4 of the Uranium Resources, Inc. Restated Certificate of Incorporation shall be deleted in its entirety and replaced with the following:

ARTICLE 4

The total number of shares of all classes of stock which the Corporation has authority to issue is 200,000,000 shares with a par value of $0.001 per share. The shares are designated as Common Stock, have one vote per share and have identical rights and privileges in every respect. The holders of the stock of the Corporation shall have no preemptive rights to subscribe for any securities of the Corporation.

A-1

URANIUM RESOURCES, INC.

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Uranium Resources, Inc., a Delaware corporation (the “Corporation”), acting pursuant to Section 228 of the Delaware General Corporation Law, as amended, and in lieu of a special meeting of the stockholders, hereby:

1. (check one)	CONSENTS TO ☐

DOES NOT CONSENT TO ☐

ABSTAINS FROM ☐

the following action and resolution:

RESOLVED: That the Corporation’s Restated Certificate of Incorporation, as heretofore amended, be amended to increase the number of authorized shares of the Corporation’s Common Stock, par value $0.001 per share, from the current 100,000,000 shares to 200,000,000 shares.

THIS CONSENT, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BECOME EFFECTIVE WHEN SUFFICIENT CONSENTS ARE RECEIVED BY THE CORPORATION TO APPROVE THE APPROPRIATE CORPORATE ACTION.

DATED: , 2003

(Signature)

(Signature)

NOTE: PLEASE DATE AND SIGN THIS CONSENT EXACTLY AS YOUR NAME OR NAMES APPEAR ON THIS CONSENT. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, PERSONAL REPRESENTATIVE, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS SUCH. FOR A CORPORATION OR A PARTNERSHIP, PLEASE SIGN IN THE FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER OR THE FULL PARTNERSHIP NAME BY AN AUTHORIZED PERSON, AS THE CASE MAY BE.

PLEASE SEND A FACSIMILE OF YOUR SIGNED AND DATED CONSENT TO THE ATTENTION OF THE SECRETARY OF THE COMPANY AT (972) 219-3311.

ALTERNATIVELY, YOU MAY MARK, SIGN, DATE, AND RETURN THIS CONSENT IN THE ENCLOSED ENVELOPE EITHER BY HAND OR BY REGISTERED OR CERTIFIED MAIL RETURN RECEIPT REQUESTED.